SHARE RE-PURCHASE AGREEMENT

This Share Re-Purchase Agreement (“Agreement”) is made this 5th day of December 2013 among Airware Labs Corp., a Delaware corporation, and its assignees (collectively “Airware” or “Corporation”) and DCI, LLC, a Minnesota limited liability company, Technoflex, LLC, a Nevada limited liability company, and Viadox, LLC, a Nevada limited liability company (individually referred to as “Shareholder” and collectively as “Shareholders”).

RECITALS

WHEREAS, Shareholder DCI, LLC is the owner of 2,280,000 shares of the Corporation's common stock (“DCI Shares”); and

WHEREAS, Shareholder Viadox, LLC is the owner of 1,702,500 shares of the Corporation’s common stock (“Viadox Shares”); and

WHEREAS, Shareholder Technoflex, LLC is the owner of 3,585,122 shares of the Corporation’s common stock (“Technoflex Shares”); and

WHEREAS, the Corporation and certain third party purchasers as set forth in Schedule “1” (the “Purchasers”) desire to repurchase or purchase the shares of Corporation’s restricted common stock owned by the Shareholders (collectively the “Shares”); and

WHEREAS, the Corporation has arranged for third party Purchasers to acquire some or all of the Technoflex Shares, Viadox Shares and DCI Shares and the Corporation will purchase the balance of those shares not purchased by the third party Purchasers at the third closing described herein; and

WHEREAS, the terms of the transactions wherein third party Purchasers acquire Technoflex Shares, Viadox Shares and/or DCI Shares shall be set forth in Share Purchase Agreements between the third party Purchasers and the selling Shareholders.

AGREEMENT

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1. Repurchase of Shareholder's Stock. The Corporation and/or the Purchasers designated by the Corporation shall purchase from the Shareholders all 7,567,622 shares of the Corporation’s common stock now owned by the Shareholders. The transaction shall close at Arizona Escrow & Financial Corporation, 3333 E. Camelback Road, Suite 110, Phoenix, Arizona 85018, an escrow company licensed by the Arizona Department of Financial Institutions (License number 0009526) (“Escrow Agent”) pursuant to the terms of this Agreement, the Escrow Instructions, the Supplemental Escrow Instructions submitted by the Corporation and by the Shareholders and the Purchase Agreements between Technoflex, LLC, Viadox, LLC and DCI, LLC and the third party Purchasers. The payment for the Shares in exchange for the Shares shall take place as follows:

  There will be three (3) closings for purchase and re-purchase of the Shares.  The first closing wherein third party Purchasers shall purchase Technoflex Shares, shall take place on or before December 5, 2013, the second closing wherein third party Purchasers shall purchase Technoflex Shares, Viadox Shares and/or DCI Shares from the Selling shareholder(s) which shall take place on or before December 13, 2013, and the third and final closing wherein the balance of the total shares to be purchased by the Corporation and/or third party Purchasers shall take place on or before December 17, 2013. Airware shall re-purchase those Shares remaining after the Purchasers make their respective Share purchases no later than December 17, 2013.

B.	The Shareholders shall deposit certificates representing all Shares and stock powers with Medallion Guarantees in the proper form with the Escrow Agent on the date of this Agreement. . The Shareholders acknowledge that the closing of this transaction is contingent upon all of the Shares and stock powers in a proper form with Medallion Guarantees of the signatures of the authorized representative of each Shareholder associated with each certificate representing the Shares being presented for delivery to Corporation in escrow.

C.	Corporation and/or the Purchasers shall wire all monies for share purchases or repurchases in good United States funds, net of Corporation’s outgoing wire transfer bank fees and Escrow Agent’s incoming wire transfer bank fees, to the trust account of Escrow Agent referencing the escrow number assigned to this transaction on their respective closing date and after confirmation by the Escrow Agent that the certificates representing the Shares and the stock powers with Medallion Guarantees and executed copies of this Agreement and the Escrow Instructions signed by all named parties have been delivered to the Escrow Agent. The payment shall be allocated as follows:

(1)	$228,000.00 shall be payment for the DCI Shares.

(2)	$170,250.00 shall be payment for the Viadox Shares.

(3)	$358,512.20 shall be payment for the Technoflex Shares.

D.	After receipt of good United States funds, Escrow Agent shall deliver the Shares and the stock powers to the Corporation and/or the Purchasers allocated and disbursed on a pro rata basis, as instructed by Corporation in the Schedule “1” provided hereto and/or any supplemental instructions from Corporation.

Section 2. Representations and Warranties of Shareholder. Each Shareholder hereby represents and warrants that it is the sole owner of the Shares registered in its name, that all necessary authorizations have been obtained according to the operating agreements of each Shareholder to sell the Shares, that there are no restraints or limitations under any agreement, statute, rule, regulation or court or administrative agency order regarding the right of each Shareholder to transfer the Shares to the Corporation. Each Shareholder has no contract, undertaking, agreement or arrangement with any person or persons to sell, transfer or otherwise distribute to such persons or to have any such persons or to have any such person sell, transfer or otherwise distribute for it any of the Shares or any interest therein, and it is presently not engaged in any discussions with any person relative to such sale, transfer or other distribution of any of the Shares or any interest therein. Each Shareholder has no present obligation, indebtedness or commitment pending, nor is any circumstance in existence which will compel Corporations to secure funds by the sale, transfer or other distribution of any of the Shares or any interest therein, nor is it a party to any plan or undertaking requiring funds which can be consummated only by the sale, transfer or other distribution of any of the Shares or any interest therein.

Section 3. Indemnity. Each Shareholder shall defend and indemnify, and hold the Corporation harmless, from and against any claims, lawsuits, actions or damages suffered or liabilities incurred by Corporation (including, without limitation, costs of investigation and attorneys’ fees) arising out of the re-purchase and sale of the Shares to Airware, or any inaccuracy related to the agreements, representations, covenants and warranties which Shareholders have made to herein.

Section 4. Events of Default. The Corporation shall be in default under this Agreement if it shall fail to make the payment when said sum is due and payable and such failure shall continue for five (5) days after written notice from any Shareholder to the Corporation and the Escrow Agent setting forth the exact nature of the default. The Shareholders shall be in default under this Agreement if they shall fail to deliver the certificates representing the Shares and stock powers with Medallion Guarantees in proper form to the Escrow Agent in a timely manner and such failure shall continue for five (5) days after written notice from Corporation to the Shareholders and the Escrow Agent setting forth the exact nature of the default. Any notice of default shall be sent by overnight delivery using Federal Express or United States Postal Service Priority Express Mail to the Escrow Agent and to the defaulting party or parties and its/their legal counsel at address for each defaulting party and its/their legal counsel set forth in the Escrow Instructions.

Section 5. Remedies. If an uncured event of default has occurred and is continuing, the party not in default may, at its option and without further notice, declare this Agreement and/or the Escrow Instructions to be in default and proceed by appropriate action to either (a) recover damages and expenses for the breach hereof or (b) seek specific performance of this Agreement and/or the Escrow Instructions.

Section 6. Mutual Release of Claims. Except for claims arising under this Agreement and other agreements and documents related to this and related transactions in December, 2013, Shareholders, on behalf of their agents, affiliated entities, attorneys, successors-in-interest, partners, employees, representatives, heirs and assigns, for and in consideration of the execution of this Agreement and other agreements entered into in connection with related transactions by Airware, and the promises and conditions contained therein, hereby release, remit, remise and forever discharge Airware Labs Corp., Airware Holdings, Inc. and their officers, directors, affiliated entities and their respective successors and assigns, from any and all claims, damages, liabilities, civil actions, arbitration claims, administrative claims, causes of action, claims at law and chooses in equity, known or unknown, from the beginning of time to the date of this Agreement except for those obligations arising under these transaction, escrow and closing documents. Except for claims arising under this Agreement and other agreements and documents related to this and related transactions in December, 2013, Airware, on behalf of itself and Airware Holdings, Inc., their agents, affiliated entities, attorneys, successors-in-interest, partners, employees, representatives, assigns, for and in consideration of the execution of this Agreement and other agreements entered into in connection with related transactions by Shareholders, and the promises and conditions contained therein, hereby release, remit, remise and forever discharge Shareholders and their officers, directors, managers, members, employees, affiliated entities and their respective successors and assigns, from any and all claims, damages, liabilities, civil actions, arbitration claims, administrative claims, causes of action, claims at law and chooses in equity, known or unknown, from the beginning of time to the date of this Agreement except for those obligations arising under these transaction, escrow and closing documents.

Section 7. Notices. Any notices permitted or required under this Agreement shall be deemed given 48 hours after sent by Federal Express or United States Priority Express Mail, delivery charges fully prepaid, with a copy to the e-mail addresses for the relevant party or parties and its/their legal counsel, as follows:

Addressed to Airware Labs Corp:

Jeffrey Rassas

Airware Labs Corp.

8399 E. Indian School Road, Suite 202

Scottsdale, AZ 85251

Jeffrey@airwarelabs.com

With copies to:

Mark D. Chester, Esq.

Ryan Houser, Esq.

Chester & Shein, P.C.

8777 N. Gainey Center Drive, Suite 191

Scottsdale, AZ 85258

mchester@cslawyers.com

rhouser@cslawyers.com

Addressed to DCI, LLC, at:

Lin Zelinsky, President

DCI, LLC.

8100 114 Avenue North

Champlin, MN 56443

bobbijoz@msn.com

With a copy to:

Ms. Heidi Fisher, Esq.

Oppenheimer Wolff & Donnelly LLP

222 South Ninth Street, Suite 2000

Minneapolis, MN 55402-3338

HFisher@oppenheimer.com

Addressed to Viadox, LLC, at:

David M. Dolezal, Manager

Viadox, LLC.

3370 N. Hayden Road

No. 123-284

Scottsdale, AZ  85251

ddole999@gmail.com

With a copy to:

Ronald J. Logan, Esq.

Logan Law Firm PLC

2999 N. 44th Street, Suite 303

Phoenix, AZ 85018

Logan@LoganLF.com

Addressed to Technoflex, LLC, at:

David M. Dolezal, Manager

Technoflex, LLC.

3370 N. Hayden Road

No. 123-284

Scottsdale, AZ  85251

ddole999@gmail.com

With a copy to:

Ronald J. Logan, Esq.

Logan Law Firm PLC

2999 N. 44th Street, Suite 303

Phoenix, AZ 85018

Logan@LoganLF.com

Any party or its legal counsel may from time to time designate another mailing and/or e-mail address to which such notices party shall be sent by designating such new address(es) by notice given in compliance with this section.

Section 8. Time. Time is of the essence of this Agreement.

Section 9. No Release Intended. The Parties agree that any termination of this Agreement or the expiration of the term of this Agreement shall not by itself release either party from any unperformed or continuing obligations under this Agreement.

Section 10. Survival. Termination shall not affect the rights or obligations of the Parties which arise prior to the termination.

Section 11. Waiver. The waiver by any party of the breach of any provision of this Agreement by other parties shall not operate or be construed as a waiver of any subsequent breach.

Section 12. Assignment. Except as otherwise provided within this Agreement, no party hereto may transfer or assign this Agreement without prior written consent of the other parties.

Section 13. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona and, where applicable, federal law.

Section 14. Resolution of Disputes. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall not be resolved by arbitration unless a future agreement to do so is entered into among the affected parties, but, rather, shall be heard by the Maricopa County Superior court of the State of Arizona or the United States District Court for the District of Arizona in Maricopa County, Arizona.

Section 15. Attorneys’ Fees. In the event a suit is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys’ fees to be fixed by the court, and/or appellate court and for the prevailing party to recover its taxable costs associated with the trial and appellate court proceedings.

Section 16. Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

Section 17. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time shall begin to run on the next day which is not a Saturday, Sunday or a legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

Section 18. Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

Section 19. Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

Section 20. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement, provided that the parties acknowledge that there are other agreements and documents executed on or about the same date as this Agreement that contain rights, obligations, representations, warranties and releases that are not replaced by this Agreement.

Section 21. Agreement Binding. This Agreement shall be binding upon the successors and assigns of the parties hereto.

Section 22. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 23. Good Faith, Cooperation and Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, diligence and honesty in the performance of all obligations of the parties pursuant to this Agreement.

Section 24. Counterparts and Electronic Signatures. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart. The signatures of the authorized representatives of the parties on this Agreement which are scanned and sent by e-mail or sent by facsimile transmission to other parties and/or the Escrow Agent shall have the same force and effect as original signatures.

Section 25. Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

Section 26. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section 27. Separate Counsel. Shareholders hereby expressly acknowledge that they has been advised that they have not been represented by Corporation’s attorneys in this matter and has been advised and urged to seek separate legal counsel for advice in this matter and have each been represented by counsel of their own choosing.

Section 28. Additional Documents. The parties shall execute and deliver Escrow Instructions and all other appropriate supplemental agreements and other instruments and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable, as between the parties, and as against third parties. Further, the Shareholders shall also provide written representations attesting to the origin, history and chain of title to the Shares to the Corporation and/or the Purchasers.

Executed on the date set forth beside each signature.

SIGNATURES ON FOLLOWING PAGE

CORPORATION:

Airware Labs Corp.

By:_________________________

Its:________________________

SHAREHOLDERS:

DCI, LLC

____________________________

Lin Zelinsky, President

Viadox, LLC

____________________________

David M. Dolezal, Manager

Technoflex, LLC

____________________________

David M. Dolezal, Manager